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                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated January 24, 1997 (except for the last sentence of the penultimate paragraph of Note I, as to which the date is August 26, 1997 and the third sentence of the second paragraph of Note K, as to which the date is June 24, 1997), accompanying the consolidated financial statements of Bay Bancshares, Inc. and Subsidiaries included in the Registration Statement on Form S-1. We hereby consent to the incorporation by reference of said report in the Registration Statement of Bay Bancshares, Inc. and Subsidiaries on Form S-8.



GRANT THORNTON LLP.
Houston, Texas
January 30, 1998